Exhibit 4.31

Certain confidential information contained in this document, marked by brackets and asterisk, has been omitted pursuant to Item 601(b)(10)(iv) of Regulation S-K, because it (i) is not material and (ii) would be competitively harmful if publicly disclosed

BUSINESS ACQUISITION AGREEMENT

THIS BUSINESS ACQUISITION AGREEMENT (this “Agreement”), dated as of February 16, 2025, by and among PainReform Ltd., registered under the laws of the State of Israel, Registration No. 514056597 a public company whose securities are listed for trading on NASDAQ under the ticker PRFX (“Buyer”), and BLADERANGER LTD, registered under the laws of the State of Israel, Registration No. 515350932, a public company whose shares are listed for trading on TASE under the ticker “BLRN” (“Seller”) (each of Buyer and Seller shall be referred to herein as a “Party” and collectively, the “Parties”).

WHEREAS, Seller is engaged in the Business (as defined below);

WHEREAS, Buyer desires to purchase from Seller the Business and the Acquired Assets enabling the Business on the terms and conditions set forth herein, and Seller desires to sell to Buyer the Acquired Assets on the terms and conditions set forth herein; and

WHEREAS, following the signing of this Agreement, certain employees of Seller shall enter into employment agreements with Buyer (the “New Employment Agreements”), which agreements shall become, subject to Closing, effective as of the Closing Date.

NOW, THEREFORE, in consideration of the recitals and the mutual covenants, representations, warranties, conditions and agreements hereinafter contained and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, the Parties agree as follows:

1.	INTERPRETATION

In this Agreement the following words and expressions will, unless the context otherwise requires, have the following meanings:

1.1	“Acquired Agreements”
means the agreements/accounts set forth in Schedule 1.1 attached hereto as assigned to the Buyer, subject to receipt of applicable assignment consents no later than the Closing (including all rights and obligations of Seller in, to and under the same, other than Excluded Liabilities). It is clarified that Schedule1.1 includes all of the Business’s accounts/clients during the three (3) year period preceding the Closing and that some of these accounts/clients are no longer active. It is agreed that in the event that following the Closing, Buyer finds out about an account/client of the Business that should have been included in Schedule 1.1 in accordance with the clarification above, Schedule 1.1 will be automatically amended to include such account/client as of the Closing.

1.2	“Acquired Assets”	(i)	The Acquired Agreements.

(ii)	The Acquired IP.

(iii)	The Acquired AR (as defined below).

(iv)	The equipment set forth in Schedule 1.2(a)

(v)	All Seller’s reputation and customer relations associated with the Business

(vi)	And all rights, title and interest in, to or arising from any of the foregoing assets, properties and rights (whether real, personal or mixed, tangible or intangible, wherever located).

1.3	“Acquired IP”	means the Seller IP as set forth in Schedule 1.3 attached hereto, including the “DeepSolar™” trade name and the Acquired Technology. The Acquired IP includes also all income, royalties, damages and payments due or payable to Seller as of the Closing or thereafter with respect thereto (including damages and payments for past, present or future infringements or misappropriations thereof, the right to sue and recover for past, present or future infringements or misappropriations thereof and any and all corresponding rights that now or hereafter may be secured throughout the world, and all copies and tangible embodiments thereof).

1.4	“Acquired Technology”	means all designs, concepts, discoveries, inventions, products, computer programs, procedures, codes, software, improvements, developments, drawings, notes, documents, information and materials that were conceived, reduced to practice, invented, developed or created by Seller, whether alone or jointly with others, which are set forth in Schedule 1.4, and all know how, web sites, domains, and all documents and files related to the Acquired Technology, including all source files (source codes) of the Acquired Technology, all as set forth in Schedule 1.4 attached hereto.

1.5	“Affiliate”	means any Person that, directly or indirectly through one or more intermediaries, controls or is controlled by or is under common control with a Person as such terms are used in and construed under Rule 405 under the Securities Act.

1.6	“Current Available Resources”	means, the amount of cash on hand which Buyer as of the date of the Closing, which the Board of Directors of the Buyer, in its reasonable discretion, deems available, taking into account all debts, liabilities of Buyer then due and the amounts which Buyer, in its reasonable discretion, deems necessary to expend or retain for working capital or to place into reserve for customary and usual claims with respect with the Buyer’s operations.

1.7	“Business”	means the business of Seller, operated through the Acquired Assets, as conducted and proposed to be conducted as of immediately prior to the Closing Date.
1.8	“Business Milestone”	means ***.

1.9	“Commission”	means the United States Securities and Exchange Commission.

1.10	“Exchange Act”	means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

1.11	“Exempt Issuance”	means the issuance of (a) Shares or options to purchase Shares to employees, officers, or directors of the Buyer pursuant to any stock or option plan of the Buyer duly adopted for such purpose, and (b) securities upon the exercise or exchange of or conversion of any Securities issued hereunder and/or other securities exercisable or exchangeable for or convertible into Ordinary Shares issued and outstanding on the date of this Agreement (including those under clause (a), provided that such securities have not been amended since the date of this Agreement to increase the number of such securities or to decrease the exercise price, exchange price or conversion price of such securities (other than in connection with stock splits or combinations) or to extend the term of such securities.

1.12	“Free and Clear”	means free and clear of any liens, mortgage, foreclosure, right of first refusal, claims, encumbrances and any other similar right, whether contractual or in accordance with any applicable law (collectively, “Liens”).

1.13	“IIA”	means the Israeli Innovation Authority.

1.14	“IIA and MOE Programs”	means the grant programs of the IIA and Ministry of Economy and Industry, as listed in Schedule 1.10

1.15	“Liens”	means a lien, charge, pledge, security interest, encumbrance, right of first refusal, pre-emptive right or other restriction.

1.16	“Milestone Based Pre-Funded Warrant”
means a warrant to purchase one (1) Ordinary Share exercisable upon the fulfillment of the Business Milestone during a period of five and half (5.5) years from the date of grant, with an exercise price equal to US$ 0.01, which shall be in the form of Schedule 1.16 attached hereto.

1.17	“NASDAQ”	means the Nasdaq Capital Market .

1.18	“Ordinary Shares”	means Ordinary Shares, with no par value, of the Buyer.

1.19	“Ordinary Share Equivalents”	means any securities of the Buyer or the Subsidiaries which would entitle the holder thereof to acquire at any time Ordinary Shares, including, without limitation, any debt, preferred stock, right, option, warrant or other instrument that is at any time convertible into or exercisable or exchangeable for, or otherwise entitles the holder thereof to receive, Ordinary Shares.

1.20	“Person”	means an individual or corporation, partnership, trust, incorporated or unincorporated association, joint venture, limited liability company, joint stock company, government (or an agency or subdivision thereof) or other entity of any kind.

1.21	“Pre-Funded Warrant”	means a warrant to purchase one (1) Ordinary Share, with an exercise price equal to US$ 0.01, which shall be in the form of Schedule 1.20 attached hereto.

1.22	"PRFX"	means ordinary share with no par value of the Buyer (also “Ordinary Share”).

1.23	“Prospectus Supplement”	means the supplement to the Prospectus complying with Rule 424(b) of the Securities Act that is filed with the Commission and delivered by the Buyer to Seller at the Closing.

1.24	“Rule 144”
means Rule 144 promulgated by the Commission pursuant to the Securities Act, as such Rule may be amended or interpreted from time to time, or any similar rule or regulation hereafter adopted by the Commission having substantially the same purpose and effect as such Rule.

1.25	“Rule 424”	means Rule 424 promulgated by the Commission pursuant to the Securities Act, as such Rule may be amended or interpreted from time to time, or any similar rule or regulation hereafter adopted by the Commission having substantially the same purpose and effect as such Rule.

1.26	“Securities”	means the Shares, Warrants, and the Underlying Shares, and all securities issuable in connection therewith.

1.27	“Securities Act”	means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

1.28	“Shares”	means the Ordinary Shares purchased pursuant to Section Error! Reference source not found. of this Agreement.

1.29	“Short Sales”	means all “short sales” as defined in Rule 200 of Regulation SHO under the Exchange Act (but shall not be deemed to include locating and/or borrowing Ordinary Shares).

1.30	“Subsidiary”	means any subsidiary of the Buyer as set forth in the SEC Reports, including any direct or indirect subsidiary of the Buyer formed or acquired after the date hereof.

1.31	“Transaction Documents”	means this Agreement, the Warrants, and all exhibits and schedules thereto and hereto and any other documents or agreements executed by any party hereto in connection with the transactions contemplated hereunder.

1.32	“Transfer Agent”	means Equiniti Trust Company, LLC, the current transfer agent of the Buyer, with a mailing address of 90 Park Ave, New York, NY 10016, USA, and any successor transfer agent of the Buyer.

1.33	“Underlying Shares”	means the Shares and the Ordinary Shares issued and issuable upon exercise of the Warrants.

1.34	“Seller Intellectual Property”	means the patents, trademarks, brand names, service marks, trade names, copyrights, domain names, trade secrets, know-how, inventions, designs, processes, works of authorship, computer programs and technical data and information and other intellectual property which were developed or will be developed until the Closing by Seller in relation to the Business.

1.35	“Shrink-Wrap Licenses”	standard “shrink-wrap” or “click-through” or off-the- shelf software licenses.

1.36	“TASE”	means the Tel-Aviv Stock Exchange.

1.37	“Trading Day”	means a day on which the principal Trading Market is open for trading.

1.38	“Trading Market”	means any of the New York Stock Exchange, the NYSE American, the Nasdaq Capital Market, the Nasdaq Global Market or the Nasdaq Global Select Market, and any successor to any of the foregoing markets or exchanges.

1.39	“Transferred Employees”	means all of those employees of Seller listed in Schedule 1.15 attached hereto, who have actually signed the New Employment Agreements with Buyer prior to the Closing Date.

1.40	“VWAP”	means, for any security as of any date, the daily dollar volume-weighted average price for such security on the Trading Market during regular trading hours as reported by Bloomberg through its “Historical Prices – Px Table with Average Daily Volume” functions.

1.41	“Warrant-A”	means a warrant to purchase one (1) Ordinary Share exercisable upon either: (i) ***, OR (ii) *** (“Warrant A Milestone”). Subject to the aforesaid, the warrant is exercisable during a period of five and half (5.5) years from the date of grant at an exercise price equal to the average trading closing price of PRFX on the 5 days prior to the Board of Directors of the Buyer resolution to issue such warrant, which shall be in the form of Schedule 1.10 attached hereto

1.42	“Warrant-B”	means a warrant to purchase one (1) Ordinary Share, which shall vest only if during the two (2) year period following the Closing Date, either: (i) *** or (ii) *** (“Warrant B Milestone”), at an exercise price equal to US$ 6.4 (subject to adjustment for share splits, reverse share splits, reclassifications and the like). Once vested, the Warrants shall have a three (3) year exercise period, and which shall be in the form of Schedule 1.10 attached hereto

1.43	“Warrants”	means Warrants-A and Warrants-B, collectively.

1.44	“Warrant Shares”	means the Ordinary Shares issuable upon exercise of the Warrants.

2.	PURCHASE OF ACQUIRED ASSETS

2.1
At the Closing (as defined in Section 4 below) of the transaction envisaged under this Agreement, Seller shall assign, sell, transfer and convey to Buyer all rights, title and interest, in and to all the Acquired Assets, as of the Closing Date, and Buyer shall purchase, acquire and accept from Seller, all rights, title and interest in the Acquired Assets, in consideration for the Consideration, as specified in Section 3 below.

2.2
Buyer does not hereby and will not assume or become liable for and shall not be obligated to pay or satisfy any obligation, debt or liability whatsoever, whether fixed, contingent or otherwise, of Seller (including any indebtedness or other claim, liability, obligation or tax) arising out of the ownership or use or sale of the Acquired Assets prior to the Closing Date, whether or not disclosed on the Schedules attached hereto and regardless of when or by whom asserted, other than Assumed Liabilities (collectively, the “Excluded Liabilities”). Without limiting the foregoing and for the avoidance of doubt, the Excluded Liabilities shall remain the responsibility and obligation of Seller prior and after Closing, and such responsibility and obligation of Seller shall in no event be limited or otherwise affected by any provision of this Agreement.

2.3
For purposes of this Agreement, and without derogating from the generality of Section 2.2 above, “Excluded Liabilities” also includes (i) Seller liabilities or obligations under this Agreement; (ii) any and all tax liability or obligation of Seller or its shareholders, (iii) Seller’s liabilities or obligations with respect to any debt or indebtedness of any kind; (iv) the Excluded AR (as defined below); (v) any accrued expenses of Seller; (vi) any other current liabilities incurred by Seller; (vii) liabilities or obligations of Seller arising by reason of any violation or alleged violation of any federal, state, local or foreign law, rule or regulation, or any other requirement of any governmental authority in the operation of the Business prior to the Closing Date; (viii) Seller’s liabilities or obligations arising out of or related to any breach or alleged breach by Seller of any Acquired Agreement when such liability or obligation is asserted with respect to the period before the Closing Date; (ix) Seller's liabilities or obligations relating to any other legal action, claim, right of action or proceeding arising out of or in connection with the conduction of Seller's business prior to the Closing Date, or any other conduct of Seller or its officers, directors, employees, consultants, agents or advisors on or prior to the Closing Date; (x) Seller liabilities or obligations relating to its employees, other than Buyer Employee Liabilities (as defined below); (xi) any liability of Seller to any of its shareholders or security holders or any affiliate thereof; (xii) any liability to indemnify, reimburse or advance amounts to any officer, director, manager, employee or agent of Seller, other than Buyer Employee Liabilities; (xiii) any liability under any contract which is not an Acquired Agreement, including any liability arising out of or relating to any employment or similar agreement to which Seller is a party or otherwise bound; (xiv) Seller’s liabilities or obligations for tort claims, known or unknown, and any related claims and litigation arising prior to, on or after the Closing Date with respect to such tort claims; and (xv) any liability or obligation of Seller not expressly assumed by Buyer under this Agreement.

2.4
Following the Closing, Seller hereby agrees to sign any and all other instruments of sale, transfer, conveyance and assignment documents reasonably required in order to more effectively transfer and assign to Buyer all and any rights in the Acquired Assets.

2.5
For avoidance of any doubt, it is hereby clarified that, following the transfer of the Acquired Assets from Seller to Buyer, Buyer will be the sole and exclusive owner and will hold all and any of the rights and title of the Acquired Assets with effect from the Closing Date.

2.6
Notwithstanding anything to the contrary hereunder, Acquired Assets shall not include any assets which are not expressly purchased by Buyer under this Agreement, and Seller shall retain all right, title, interest and claims in any such assets, including the following: (i) Seller’s cash and cash equivalents, including holdings or investments; (ii) tax assets and credits; (iii) the Excluded AR; (iv) Seller’s financial, tax and personnel records (even if copies of which were provided by Seller to Buyer); (v) all contracts that are not Acquired Agreements; (vi) Seller’s rights under or pursuant to this Agreement and the other transaction documents; and (vii) all claims, refunds, causes of action, rights of recovery, rights of set-off and rights of recoupment to the extent relating to the assets described in the foregoing clauses (collectively, the “Excluded Assets”). Without limiting the foregoing and for the avoidance of doubt, the Acquired Assets shall in no event include the Excluded Assets, and the Excluded Assets shall remain at the ownership of and the responsibility and obligation of Seller as an Excluded Liability, and such ownership, responsibility and obligation of Seller shall in no event be limited or otherwise affected by any provision of this Agreement.

2.7	ASSUMPTION OF LIABILITIES

(a)
Assumed Liabilities. At the Closing, subject to Section 2.7(e) below, the Buyer will irrevocably assume the following Liabilities, solely in respect of periods from and after the Closing, as additional consideration for the Acquired Assets (collectively, the “Assumed Liabilities”):

(b)
the Seller’s obligations under Transferred Contracts as assigned to the Buyer solely in respect of periods from and after the Closing and that do not relate in any respect to pre-Closing periods nor arise from breaches by the Seller occurring prior to Closing. Notwithstanding, the Seller’s obligations under Transferred Contracts as assigned to the Buyer with respect to the contracts detailed in Schedule 2.7(B) to the agreement (excluding section 1 to Schedule  ) shall commence from January 1st 2025;

(c)
all Seller’s obligations and liabilities directly relating to the Acquired Assets, the ownership, use and/or operation of the Acquired Assets solely in respect of periods from and after the Closing and that do not relate in any respect to pre-Closing periods nor arise from breaches by the Seller occurring prior to Closing;

(d)
the Seller’s obligations and liabilities under the IIA and MOE Programs in accordance with the approvals received from the IIA and MOE; For avoidance of doubt the Buyer’s monetary liabilities solely in connection with the transfer of the IIA and MOE Programs shall not exceed USD 15,000.

(e)
Notwithstanding the above the Buyer assumed the Seller’s liabilities to the suppliers listed in Schedule 2.7(e) for the period commencing as of January 1, 2025 and forward subject to the Closing (it is clarified that the Buyer shall not be liable for any Seller’s liabilities regarding the suppliers listed in Schedule 2.7(e) prior to January 1, 2025).

The assumption of the Assumed Liabilities by the Buyer shall not enlarge any rights of third parties under contracts with the Seller, and nothing herein shall prevent any Party from contesting any of the Assumed Liabilities in good faith with any third party

3.	CONSIDERATION FOR THE ACQUIRED ASSETS

3.1	Issuance of Securities in the Buyer. The sole consideration to the Seller for the sale and transfer to the Buyer of the Acquired Assets shall be the issuance:

(a)	at Closing of the following securities of the Buyer:

(i)	178,769 Ordinary Shares representing 9.9% of the issued and outstanding share capital of Buyer (after such issuance) (the “Shares”).

(ii)	223,792 Pre-Funded Warrants, which shall at any time be subject to the Equity Blocker (as defined below).

(iii)	470,463 Milestone Pre-Funded Warrants, which shall at any time be subject to the Equity Blocker (as defined below).

3.2
Within ten (10) days from the date of this Agreement, the Buyer shall convene a general meeting of its shareholders. The agenda of such general meeting shall include a separate resolution proposing an increase in the authorized share capital. Immediately Upon approval of the increase in the authorized share capital at such general meeting, the Buyer shall issue to the Seller the following securities:

(i)	214,541 Milestone Pre-Funded Warrants, which shall at any time be subject to the Equity Blocker (as defined below).

(ii)	1,087,565 Warrants-A to purchase 1,087,565 Ordinary Shares, which shall at any time be subject to the Equity Blocker.

(iii)	1,087,565 Warrants-B to purchase 1,087,565 Ordinary Shares, which shall at any time be subject to the Equity Blocker.

(iv)	The increase of the registered share capital of the Buyer is expected to be completed within no later than sixty (60) days from the date hereof.

3.3
The completion of the Business Milestone, Warrant A Milestone or Warrant B Milestone shall be assessed independently, without dependency on each other, so that achieving or failing to achieve one shall not impact eligibility for recognition or compensation related to the other milestone.

3.4
It is hereby agreed that the Seller may not exercise any of the Pre-Funded Warrants, Milestone Pre- Funded Warrants, Warrants-A or Warrants-B held by it (or any assignee or transferee of the Seller), if, following such exercise, the Seller (including any assignee or transferee) holds shares of the Buyer which exceed 9.99% of the issued and outstanding share capital of the Buyer (the “Equity Blocker”).

3.5
The consideration in securities (Shares, Pre-Funded Warrant, Milestone Pre-Funded Warrants, Warrants) shall be subject to applicable VAT, which shall be paid in cash by the Buyer to the Seller on the date of the securities allocation.

4.	THE CLOSING

4.1
The closing of the transactions contemplated by this Agreement (the “Closing”) will take remotely via the exchange of documents and signatures, on any Trading Day on which all conditions set forth in Sections 5 and 6 below have been satisfied or waived by the respective Party, but in no event later than February 28, 2025, or any other date as shall be mutually agreed upon by the Parties (the “Closing Date”).

4.2
The Closing Date shall be determined by mutual agreement within 4 days after the Seller has obtained all Required Consents (as defined below). If Seller has not been able to obtain all Required Consents within 30 days after signing this Agreement, this Agreement shall be of no further force and effect, without any further liability on the part of any Party, and the Parties shall consider negotiating a replacement agreement.

4.3	At the Closing (or as regards subsection (a), by the Closing Date), the following deliverables shall be made:

(a)	Executed copies of the New Employment Agreements between Buyer and each of the Transferred Employees.

(b)
Buyer will provide a duly signed copy of a written resolution of Buyer’s Board of Directors, approving and authorizing Buyer’s execution of this Agreement, substantially in the form attached as Schedule 4.3(b).

(c)
Seller will provide a duly signed copy of a written resolution of Seller’s Board of Directors, approving and authorizing Seller’s execution of this Agreement, substantially in the form attached as Schedule 4.3(c).

(d)
Seller will provide a duly signed copy of a mutual waiver and release letter by and between Seller and each of the Transferred Employees, with respect to any employment or other relationship between the parties prior to the Closing Date, in the form attached as Schedule
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(e)	The Buyer shall issue to the Seller the Securities, all subject to the Equity Blocker.

4.4
All transactions occurring at the Closing as specified above shall be deemed to take place simultaneously, and no transaction shall be deemed to have been completed and no document or certificate shall be deemed to have been delivered until all transactions are completed and all documents delivered.

4.5
As part of the Closing, any (A)(i) invoices and accounts receivables and (ii) expenses and trade payables, in each case, with respect to the Acquired Assets in relation to the period prior to the Closing Date will, after the Closing Date, be set by Seller and belong to it (the “Excluded AR” and “Excluded AP”, respectively), and any (B)(i) invoices and accounts receivables and (ii) expenses and trade payables with respect to the Acquired Assets following the Closing Date will, after the Closing Date, be set by Buyer and belong to it (the “Acquired AR” and “Assumed AP”; respectively).

4.6
Under certain circumstances, subject to Buyer's sole discretion, Buyer shall have the right to request Seller’s assistance, and Seller hereby undertakes to make reasonable commercial efforts to assist in the transfer and/or billing, with regards to certain suppliers/customers under the Acquired Agreements until the complete transfer of such suppliers/customer to Buyer.

4.7
If there shall be technical delays with customers’ invoicing, then according to Buyer’s request, the Seller will invoice such customers after the Closing Date, and the Buyer will invoice the Seller on a back-to-back basis, until the technical delays will be resolved.

5.	CONDITIONS PRECEDENT TO BUYER’S OBLIGATIONS TO CLOSE

The obligation of Buyer to proceed with the Closing shall be subject to the satisfaction, on or prior to the Closing Date, of each of the following conditions, any of which may be waived, in whole or in part, by Buyer:

5.1
The representations and warranties of Seller set forth in this Agreement shall be true and correct in all material respects (unless qualified by materiality in which case such representation shall be true and correct in all respects) as of the Closing Date as though made on the Closing Date (except to the extent that any such representation or warranty by its terms is limited to a specified date, in which case as of such specified date). Seller shall have performed or complied in all material respects with its obligations contained in this Agreement required to be performed by it hereunder at or prior to the Closing.

5.2
There shall exist no valid Order (as defined below), statute, rule, regulation, executive order, stay, decree, judgment, or injunction which prohibits or prevents the consummation of the transactions contemplated by this Agreement.

5.3
Seller shall have delivered to Buyer a certificate dated as of the Closing Date, executed by the Seller, certifying that the conditions specified above have been satisfied, substantially in the form attached hereto as Schedule 5.3.

5.4	Seller shall have delivered or caused to be delivered to Buyer the deliverables that Seller is required to deliver under Section 4.2.

6.	CONDITIONS PRECEDENT TO SELLER'S OBLIGATIONS TO CLOSE

The obligation of Seller to proceed with the Closing shall be subject to the satisfaction, on or prior to the Closing Date, of each of the following conditions, any of which may be waived, in whole or in part, by Seller:

6.1
All representations and warranties made by Buyer in this Agreement shall be true and correct in all material respects (unless qualified by materiality in which case such representation shall be true and correct in all respects) as of the Closing Date as though made on the Closing Date (except to the extent that any such representation or warranty by its terms is limited to a specified date, in which case as of such specified date).

6.2	The Closing shall not result in the Seller exceeding the Equity Blocker.

6.3	Buyer shall have delivered or caused to be delivered to Seller the deliverables that Buyer is required to deliver under Section 4.2.

6.4
From the date hereof to the Closing Date, trading in the Shares shall not have been suspended by the Commission or the Buyer’s principal Trading Market, and, at any time prior to the Closing Date, trading in securities generally as reported by Bloomberg L.P. shall not have been suspended or limited, or minimum prices shall not have been established on securities whose trades are reported by such service, or on any Trading Market, nor shall a banking moratorium have been declared either by the United States or New York State authorities nor shall there have occurred any material outbreak or escalation of hostilities or other national or international calamity of such magnitude in its effect on, or any material adverse change in, any financial market which, in each case, in the reasonable judgment of the Seller, makes it impracticable or inadvisable to purchase the Securities at the Closing.

7.	SELLER'S REPRESENTATIONS AND WARRANTIES

Seller hereby represents and warrants to Buyer, as of the Closing Date, as follows, except as set forth in the Disclosure Schedule attached as Schedule 7 hereto:

7.1

(a)	Seller is duly organized and validly existing under the laws of the State of Israel. Seller has full power and authority to enter into this Agreement and to perform its obligations hereunder.

(b)
Seller is not a party to, subject to or bound by any note, bond, mortgage, indenture, deed of trust, agreement, lien, contract or other instrument or obligation or any statute, law, rule, regulation, judgment, order, writ, injunction, or decree of any court, administrative or regulatory body, governmental agency, arbitrator, mediator or similar body, franchise or license, which would (i) conflict with or be breached or violated or the rights or obligations thereunder accelerated, increased, extinguished or terminated (whether or not with notice or lapse of time or both) by the execution or delivery by Seller of this Agreement or (ii) prevent the carrying out of the transactions contemplated hereby, except for the Required Consents. No permit, consent, waiver, approval or authorization of, or declaration to or filing or registration with, any third person or governmental authority is required in connection with the execution or delivery of this Agreement by Seller, or the consummation by Seller of the transactions contemplated hereby. Any such required permit, consent, waiver, approval or authorization of, or declaration to or filing or registration (an item listed in Schedule 7.1, a “Required Consents”). As of the Closing Date, Seller has obtained all Required Consents. The execution of this Agreement and the consummation of the transactions contemplated hereby will not, merely by virtue of the Seller executing this Agreement or consummating these transactions, result in the creation of any Liens against Seller or any of the Acquired Assets, or rights or privileges of any of them, whether tangible or intangible, and whether owned or possessed or granted by Seller.

7.2

(a)
Seller has good and marketable title to all of the Acquired Assets, Free and Clear and other than the Required Consents there exists no restriction on the transfer of such property contemplated hereunder (subject to applicable rules and regulations under the IIA and MOE Programs).

(b)
Other than the Excluded Assets and employees, the Acquired Assets, including the Acquired Agreements, constitute all assets (of any type, whether tangible or intangible) and property rights used by or at the direction of Seller in the conduct of the Business.

(c)	Upon the Closing Date, good and marketable title to the Acquired Assets shall be vested in Buyer Free and Clear (subject to applicable rules and regulations under the IIA and MOE Programs).

7.3
Schedule 1.3 contains a true, complete and accurate list of each of the following items of the registered Seller IP: patents, patent applications, statutory invention registrations and invention disclosures; and registered trademarks, including but not limited to the DeepSolar™, service marks, domain names, trade names, registered copyrights and applications for and registrations of such copyrights which are included within the Acquired IP. Seller has good, valid and legal title to, and is the sole and exclusive owner of all right, title and interest in and to Seller IP, Free and Clear (other than in connection with the Shrink-Wrap Licenses or IIA and MOE).

7.4
Except with respect to Shrink-Wrap Licenses, Seller IP includes all rights in Intellectual Property used in or necessary for the operations or conduct of the Business (as such operations are currently conducted).

7.5
(i) To the best knowledge of the Seller: the operation of the Business by Seller has not infringed, misappropriated or otherwise violated, and does not infringe, misappropriate or otherwise violate, any Intellectual Property of any person; (ii) the use of Seller Intellectual Property does not conflict with any rights of any person. There is not and has not been any unauthorized use or disclosure, infringement, misappropriation or other violation of any Seller Intellectual Property by any person. There has been no claim for infringement of intellectual property made or threatened, by or against Seller, and Seller has not received notice of any such claim; and (iii) there has not been any unauthorized disclosure of any Intellectual Property by Seller and/or by any employees or officers of Seller.

7.6
Seller maintains policies and procedures regarding data security and privacy that are commercially reasonable and, in any event, in compliance with all its obligations to its customers and under applicable laws, and to the extent applicable, the data protection or privacy laws of any other country with respect to controlling, processing and otherwise handling or using Personal Data (as such terms is defined in the GDPR) or otherwise (the “GDPR”). There has been no security breach relating to, violation of any security policy regarding, or unauthorized access or unauthorized use of, any data used by Seller or stored in the Business. The use and dissemination of any and all data and information concerning individuals by their businesses is in compliance with all applicable privacy policies, terms of use, customer agreements and law, in all material respects. Other than the Required Consents, the transactions contemplated to be consummated hereunder as of the Closing Date will not constitute a violation by Seller of any privacy policy, terms of use, customer agreements or applicable law relating to the use, dissemination, or transfer of any such data or information.

7.7
Other than IIA and MOE, no institution provided facilities or funding for the development of any Seller IP. No institution has any rights in or with respect to any developments of any Seller IP made by any current or former employee or contractor of Seller that relates in any manner to Seller IP.

7.8
There is no, and there has not been in the past three (3) years, (a) any suit, claim, litigation, proceeding (administrative, judicial, or in arbitration, mediation or alternative dispute resolution), governmental authority investigation, or other litigation action (any of the foregoing, “Action”) pending or threatened (i) against Seller or involving the Business, any of the Acquired Assets, or (ii) in connection with the Business, any of the shareholders, directors, officers, agents, or other personnel of Seller, including with respect to each of clauses (i) and (ii), any Action challenging, enjoining, or preventing this Agreement or the consummation of the transactions contemplated hereby; or (b) Seller is not and has not been subject to any Order. “Order” shall mean any judgment, order, writ, injunction, or decree of any court or other governmental authority.

7.9
Seller has, at all times, maintained insurance as required by law or under any agreement to which Seller is or has been a party. All of such insurance policies are in full force and effect (with respect to the applicable coverage periods), and Seller is not in default with respect to any of its obligations under any of such insurance policies.

7.10
Seller has conducted at all times its business relating to the Acquired Assets only in the ordinary course of business and in compliance, in all material respects, with all applicable laws consistent with its past practice and used commercially reasonable efforts to preserve intact such assets, except as contemplated by this Agreement or the transactions contemplated hereby and (ii) there has been no event, circumstance, change, effect or occurrence that has had or would reasonably be expected to have a material adverse effect on the value of the trade secrets of Seller or on the Acquired Assets, business, financial condition or results of operations of the Business or (b) prevents, or would be reasonably likely to prevent the transactions contemplated hereby (a “Material Adverse Effect”).

7.11
There has not been in connection with the Business, and the Acquired Assets a default, breach or violation of any applicable law. To the knowledge of Seller, all of the suppliers/customers under the Acquired Agreements were and are in compliance with such agreements.

7.13
Seller has provided Buyer with any and all information, instruments and accessories, including, but not limited to, programs, software, tools, licenses, know how, work methods, management interfaces etc. required to enable Buyer to operate the Business and the Acquired Assets in the same manner, but not less than a reasonable manner, as they were operated by Seller prior to the Closing and the Closing Date.

7.14
No finder, broker, agent, or other intermediary, acting on behalf of Seller thereof is entitled to a commission, fee, or other compensation or obligation in connection with the negotiation or consummation of this Agreement or any of the transactions contemplated hereby.

7.15
No insolvency proceeding of any character including bankruptcy, receivership, reorganization, composition or arrangement with creditors, voluntary or involuntary, affecting, Seller (other than as a creditor) or any of the Acquired Assets are pending or are being contemplated by Seller, or are being threatened against Seller by any other Person, and Seller has not made any assignment for the benefit of creditors or taken any action in contemplation of which that would constitute the basis for the institution of such insolvency proceedings. Immediately after giving effect to the consummation of the transactions contemplated by this Agreement, Seller will be able to pay the Excluded Liabilities as they become due.

7.16
No representation or warranty made by Seller in this Agreement or in any of the schedules, attachments or the Exhibits hereto or any agreements contemplated hereby contain any untrue statement of material fact or omit a material fact necessary to make each statement contained herein or therein, in light of the circumstances under which they were made, not misleading. There is no fact which has not been disclosed to Buyer of which Seller has knowledge and which would reasonably likely have a Material Adverse Effect.

7.17
The Seller is acquiring the Securities as principal for its own account and has no direct or indirect arrangement or understandings with any other persons to distribute or regarding the distribution of such Securities (this representation and warranty not limiting such Seller’s right to sell the Securities pursuant to a registration statement or otherwise in compliance with applicable federal and state securities laws). The Seller understands that the Securities are “restricted securities” and have not been registered under the Securities Act or any applicable state securities law and is acquiring the Securities hereunder in the ordinary course of its business. The Seller is acquiring such Securities as principal for his, her or its own account and not with a view to or for distributing or reselling such Securities or any part thereof in violation of the Securities Act or any applicable state securities law, has no present intention of distributing any of such Securities in violation of the Securities Act or any applicable state securities law and has no direct or indirect arrangement or understandings with any other persons to distribute or regarding the distribution of such Securities in violation of the Securities Act or any applicable state securities law (this representation and warranty not limiting such Seller’s right to sell such Securities pursuant to a registration statement or otherwise in compliance with applicable federal and state securities laws).

7.18
The Seller is not purchasing the Securities as a result of a registration statement or any advertisement, article, notice or other communication regarding the Securities published in any newspaper, magazine or similar media or broadcast over television or radio or presented ay any seminar or any other general solicitation or general advertisement.

7.19
Neither the Seller nor any person or entity with whom the Seller will share beneficial ownership of the Securities (each, a “Seller Covered Person”) is subject to any of the “Bad Actor” disqualifications described in Rule 506(d)(1)(i) to (viii) under the Securities Act (a “Seller Disqualification Event”). The Seller will notify the Company in writing, prior to the applicable Closing Date of (i) any Seller Disqualification Event relating to any Seller Covered Person and (ii) any event that would, with the passage of time, reasonably be expected to become a Seller Disqualification Event relating to any Seller Covered Person, in each case of which such Seller is aware.

7.20
The Seller either alone or together with its representatives, has such knowledge, sophistication and experience in business and financial matters so as to be capable of evaluating the merits and risks of the prospective investment in the Securities, and has so evaluated the merits and risks of such investment. The Seller is able to bear the economic risk of an investment in the Securities and, at the present time, is able to afford a complete loss of such investment.

7.21
The Seller acknowledges that it has had the opportunity to review the Transaction Documents (including all exhibits and schedules thereto) and the SEC Reports and has been afforded (i) the opportunity to ask such questions as it has deemed necessary of, and to receive answers from, representatives of the Company concerning the terms and conditions of the offering of the Securities and the merits and risks of investing in the Securities.

7.22
Such Seller is an entity duly incorporated or formed, validly existing and in good standing under the laws of the State of Israel with full right, corporate, partnership, limited liability company or similar power and authority to enter into and to consummate the transactions contemplated by the Transaction Documents and otherwise to carry out its obligations hereunder and thereunder. The execution and delivery of the Transaction Documents and performance by the Seller of the transactions contemplated by the Transaction Documents have been duly authorized by all necessary corporate, partnership, limited liability company or similar action, as applicable, on the part of the Seller. Each Transaction Document to which it is a party has been duly executed by the Seller, and when delivered by the Seller in accordance with the terms hereof, will constitute the valid and legally binding obligation of the Seller, enforceable against it in accordance with its terms, except: (i) as limited by general equitable principles and applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally, (ii) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies and (iii) insofar as indemnification and contribution provisions may be limited by applicable law. The Seller’s execution, delivery and performance of this Agreement and the other Transaction Documents and the consummation by it of the transactions contemplated hereby do not and will not (i) conflict with or violate any provision of the Seller’s certificate or articles of incorporation, bylaws or other organizational or charter documents, or (ii) conflict with or result in a violation of any law, rule, regulation, order, judgment, injunction, decree or other restriction of any court or governmental authority to which the Seller is subject (including federal and state securities laws and regulations), or by which any property or asset of the Seller is bound or affected.

7.23
The Seller is not subject to any of the “Bad Actor” disqualifications described in Rule 506(d)(1)(i) to (viii) under the Securities Act. The Seller is not required to be registered as a broker-dealer under Section 15 of the Exchange Act and the Seller is not a broker-dealer, nor an affiliate of a broker- dealer. If the Seller is not a U.S. Person, the Seller (i) acknowledges that the certificate(s) representing or evidencing the Shares contains a customary restrictive legend restricting the offer, sale or transfer of any Shares except in accordance with the provisions of Regulation S, pursuant to registration under the Securities Act, or pursuant to an available exemption from registration, (ii) agrees that all offers and sales by the Seller of Shares shall be made pursuant to an effective registration statement under the Securities Act or pursuant to an exemption from, or a transaction not subject to the registration requirements of, the Securities Act, (iii) represents that the offer to purchase the Shares was made to the Seller outside of the United States, and the Seller was, at the time of the offer and will be, at the time of the sale and is now, outside the United States, (iv) has not engaged in or directed any unsolicited offers to purchase Shares in the United States, (v) is neither a U.S. Person nor a Distributor (as such terms are defined in Rule 902(k) and 902(d), respectively, of Regulation S), (vi) has purchased the Shares for its own account and not for the account or benefit of any U.S. Person, (vii) has not pre- arranged any sale with a purchaser in the United States, and (ix) is familiar with and understands the terms and conditions and requirements contained in Regulation S, specifically, without limitation, each purchaser understands that the statutory basis for the exemption claimed for the sale of the Shares would not be present if the sale, although in technical compliance with Regulation S, is part of a plan or scheme to evade the registration provisions of the Securities Act.

7.24
The Seller understands that the Shares are being offered and sold to it in reliance upon specific exemptions from the registration requirements of United States federal and state securities laws and the prospectus requirements of the laws of the State of Israel and that the Company is relying upon the truth and accuracy of, and the Seller’s compliance with, the representations, warranties, agreements, acknowledgments and understandings of the Seller set forth herein in order to determine the availability of such exemptions and the eligibility of the Seller to acquire the Shares.

7.25
The Seller, either alone or together with its representatives, has such knowledge, sophistication and experience in business and financial matters so as to be capable of evaluating the merits and risks of the prospective investment in the Shares, and has so evaluated the merits and risks of such investment. The Seller is able to bear the economic risk of an investment in the Shares and, at the present time, is able to afford a complete loss of such investment.

8.	BUYER’S REPRESENTATIONS AND WARRANTIES

Buyer hereby represents and warrants to Seller, as of the date hereof and as of the Closing Date, as follows:

8.1
Buyer is a company duly organized and validly existing under the laws of the State of Israel. Buyer has all requisite power and authority to execute and deliver this Agreement and any related agreements contemplated herein, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. This Agreement constitutes a valid and binding obligation of Buyer, enforceable against them in accordance with its respective terms, except to the extent that enforceability may be limited by bankruptcy, insolvency and other similar laws affecting the rights and remedies of creditors generally.

8.2
The execution and delivery of this Agreement and any related agreements contemplated herein do not or will not, and the consummation of the transactions contemplated hereby and thereby will not, conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation under (a) any provision of Buyer’s organizational documents, or (b) any agreement or instrument, permit, license, judgment, order, statute, law, ordinance, rule or regulation applicable to Buyer or their properties or assets, except where such violations or conflicts would not reasonably be expected to prevent or materially delay Buyer from consummating the transactions contemplated hereunder.

8.3
No approval, order, authorization waiver or consent of, or registration, declaration, notice or filing with any court or other federal, state, local or other governmental authority or any third party is required for the execution, delivery and performance by Buyer of this Agreement and any related agreements contemplated herein, or the consummation by Buyer of the transactions contemplated hereby and thereby, other than: (i) the filings required pursuant to this Agreement, (ii) the filing with the Commission of the Registration Statement (as defined below), (iii) receipt of corporate approvals, (iv) the filing of Form D with the Commission and such filings as are required to be made under applicable state securities laws, and (v) any required filing with NASDAQ or NASDAQ approval (collectively, the “Required Approvals”).

8.4
The Buyer has the requisite corporate power and authority to enter into and to consummate the transactions contemplated by this Agreement and each of the other Transaction Documents to which it is a party and otherwise to carry out its obligations hereunder and thereunder. The execution and delivery of this Agreement and each of the other Transaction Documents by the Buyer and the consummation by the Buyer of the transactions contemplated hereby and thereby have been duly authorized by all necessary action on the part of the Buyer and no further action is required by the Buyer, the Board of Directors or the Buyer’s shareholders in connection herewith or therewith except for the Required Approvals. This Agreement and each other Transaction Document to which the Buyer is a party has been (or upon delivery will have been) duly executed by the Buyer and, when delivered in accordance with the terms hereof and thereof, will constitute the valid and binding obligation of the Buyer enforceable against the Buyer in accordance with its terms, except (i) as limited by general equitable principles and applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally, (ii) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies and (iii) insofar as indemnification and contribution provisions may be limited by applicable law or public policy.

8.5
As of the date hereof the authorized, issued and outstanding share capital of the Buyer was as set forth in Schedule 8.5 attached hereto. All of the issued and outstanding share capital of the Buyer have been duly authorized and validly issued and are fully paid and non-assessable; none of the outstanding shares of capital stock of the Buyer was issued in violation of the preemptive or other similar rights of any security holder of the Buyer. No Person has any right of first refusal, preemptive right, right of participation, or any similar right to participate in the transactions contemplated by the Transaction Documents. Except as set forth in the SEC Reports, as contemplated by this Agreement or with respect to awards of restricted stock units under the Buyer’s equity incentive plans since its most recently filed periodic report under the Exchange Act, there are no outstanding options, warrants, scrip rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities, rights or obligations convertible into or exercisable or exchangeable for, or giving any Person any right to subscribe for or acquire, any Ordinary Shares, or contracts, commitments, understandings or arrangements by which the Buyer or any Subsidiary is or may become bound to issue additional Ordinary Shares or Ordinary Share Equivalents (including, for the avoidance of doubt, as a result of entering into this Agreement). There are no outstanding securities or instruments of the Buyer or any Subsidiary with any provision that adjusts the exercise, conversion, exchange or reset price of such security or instrument upon an issuance of securities by the Buyer or any Subsidiary. There are no outstanding securities or instruments of the Buyer or any Subsidiary that contain any redemption or similar provisions, and there are no contracts, commitments, understandings or arrangements by which the Buyer or any Subsidiary is or may become bound to redeem a security of the Buyer or such Subsidiary. The Buyer does not have any stock appreciation rights or “phantom stock” plans or agreements or any similar plan or agreement. All of the outstanding shares of the Buyer are duly authorized, validly issued, fully paid and nonassessable, have been issued in compliance with the Israeli Companies Law, 5759-1999 (the “Companies Law”), as amended, and the regulations promulgated thereunder, and all federal and state securities laws, and none of such outstanding shares was issued in violation of any preemptive rights or similar rights to subscribe for or purchase securities. There are no shareholders agreements, voting agreements or other similar agreements with respect to the Buyer’s share capital to which the Buyer is a party or between or among any of the Buyer’s shareholders.

8.6
The Buyer has the requisite corporate power and authority to enter into and to consummate the transactions contemplated by this Agreement and each of the other Transaction Documents and otherwise to carry out its obligations hereunder and thereunder. The execution and delivery of this Agreement and each of the other Transaction Documents by the Buyer and the consummation by it of the transactions contemplated hereby and thereby have been duly authorized by all necessary action on the part of the Buyer and no further action is required by the Buyer, the Board of Directors or the Buyer’s shareholders in connection herewith or therewith other than in connection with the Required Approvals. This Agreement and each other Transaction Document to which it is a party has been (or upon delivery will have been) duly executed by the Buyer and, when delivered in accordance with the terms hereof and thereof, will constitute the valid and binding obligation of the Buyer enforceable against the Buyer in accordance with its terms, except (i) as limited by general equitable principles and applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally, (ii) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies and (iii) insofar as indemnification and contribution provisions may be limited by applicable law.

8.7
The Buyer has filed all reports, schedules, forms, statements and other documents required to be filed by the Buyer under the Securities Act and the Exchange Act, including pursuant to Section 13(a) or 15(d) thereof, for the two years preceding the date hereof (or such shorter period as the Buyer was required by law or regulation to file such material) (the foregoing materials, including the exhibits thereto and documents incorporated by reference therein, and including all reports on Form 6-K, being collectively referred to herein as the “SEC Reports”) on a timely basis or has received a valid extension of such time of filing and has filed any such SEC Reports prior to the expiration of any such extension. .

8.8
Except as set forth in the SEC Reports, the Buyer is in compliance with the provisions of the rules and regulations promulgated by the Trading Market on which any of the securities of the Buyer are listed or designated and has no reason to believe that it will not in the foreseeable future continue to be in compliance with all such listing and maintenance requirements. The Buyer is in compliance with applicable Nasdaq continued listing requirements within the terms of the deficiency letter received by the Buyer from Nasdaq on November 7, 2024. There are no proceedings pending or threatened against the Buyer relating to the continued listing of the Ordinary Shares on Nasdaq, and, other than the deficiency letter received by the Buyer from Nasdaq on November 7, 2024, the Buyer has not received any notice of, nor is there any reasonable basis for, the delisting of the Ordinary Shares from Nasdaq.

8.9
The Buyer is not, and is not an Affiliate of, and immediately after receipt of payment for the Securities, will not be or be an Affiliate of, an “investment company” within the meaning of the Investment Company Act of 1940, as amended. The Buyer shall conduct its business in a manner so that it will not become an “investment company” subject to registration under the Investment Company Act of 1940, as amended.

8.10
Except as described in the SEC Reports, no Person has any right to cause the Buyer or any Subsidiary to effect the registration under the Securities Act of any securities of the Buyer or any Subsidiary, except for the Seller. As of the date of this Agreement and the Closing Date, the Buyer nor any Subsidiary is or has ever been a “shell company” (as defined in Rule 405 of the Securities Act).

8.11
Assuming the accuracy of the Seller’ representations and warranties set forth in Section 7 hereof, neither the Buyer, nor any of its Affiliates, nor any Person acting on its or their behalf has, directly or indirectly, made any offers or sales of any security or solicited any offers to buy any security, under circumstances that would cause this offering of the Securities to be integrated with prior offerings by the Buyer for purposes of (i) the Securities Act which would require the registration of the Shares, Warrants or Underlying Shares under the Securities Act, or (ii) any applicable shareholder approval provisions of any Trading Market on which any of the securities of the Buyer are listed or designated.

8.12
The Buyer acknowledges and agrees that the Seller is acting solely in the capacity of an arm’s length purchaser with respect to the Transaction Documents and the transactions contemplated thereby. The Buyer further acknowledges that the Seller is not acting as a financial advisor or fiduciary of the Buyer (or in any similar capacity) with respect to the Transaction Documents and the transactions contemplated thereby and any advice given by the Seller or any of its representatives or agents in connection with the Transaction Documents and the transactions contemplated thereby is merely incidental to the Seller’s purchase of the Securities. The Buyer further represents to the Seller that the Buyer’s decision to enter into this Agreement and the other Transaction Documents has been based solely on the independent evaluation of the transactions contemplated hereby by the Buyer and its representatives.

8.13
The Buyer has not, and to its knowledge no one acting on its behalf has, (i) taken, directly or indirectly, any action designed to cause or to result in the stabilization or manipulation of the price of any security of the Buyer to facilitate the sale or resale of any of the Securities, (ii) sold, bid for, purchased, or, paid any compensation for soliciting purchases of, any of the Securities, or (iii) paid or agreed to pay to any Person any compensation for soliciting another to purchase any other securities of the Buyer, other than, in the case of clauses (ii) and (iii).

8.14	The issuance and sale of the Securities hereunder does not contravene the rules and regulations of any Trading Market upon which the Buyer’s securities are traded or listed.

8.15
With respect to the Securities to be offered and sold hereunder in reliance on Rule 506 under the Securities Act, none of the Buyer, any of its predecessors, any affiliated issuer, any director, executive officer, other officer of the Buyer participating in the offering hereunder, any beneficial owner of 20% or more of the Buyer’s outstanding voting equity securities, calculated on the basis of voting power, nor any pro moter (as that term is defined in Rule 405 under the Securities Act) connected with the Buyer in any capacity at the time of sale (each, an “Issuer Covered Person” and, together, “Issuer Covered Persons”) is subject to any of the “Bad Actor” disqualifications described in Rule 506(d)(1)(i) to (viii) under the Securities Act (a “Disqualification Event”), except for a Disqualification Event covered by Rule 506(d)(2) or (d)(3). The Buyer has exercised reasonable care to determine whether any Issuer Covered Person is subject to a Disqualification Event. The Buyer has complied, to the extent applicable, with its disclosure obligations under Rule 506(e), and has furnished to the Seller a copy of any disclosures provided thereunder. The Buyer will notify the Seller in writing, prior to the Closing Date of (i) any Disqualification Event relating to any Issuer Covered Person and (ii) any event that would, with the passage of time, become a Disqualification Event relating to any Issuer Covered Person.

8.16
The Buyer’s accounting firm is PwC Israel. To the knowledge and belief of the Buyer, such accounting firm (i) is a registered public accounting firm as required by the Exchange Act and (ii) shall express its opinion with respect to the financial statements to be included in the Registration Statement and other Buyer filings with the Commission and will express its opinion for the fiscal year ending December 31, 2024.

8.17
There are no disagreements of any kind presently existing, or reasonably anticipated by the Buyer to arise, between the Buyer and the accountants and lawyers formerly or presently employed by the Buyer and the Buyer is current with respect to any fees owed to its accountants and lawyers which could affect the Buyer’s ability to perform any of its obligations under any of the Transaction Documents.

8.18
Neither the Buyer nor any Subsidiary or any related entities (i) is required to register as a “broker” or “dealer” in accordance with the provisions of the Exchange Act or (ii) directly or indirectly through one or more intermediaries, controls or is a “person associated with a member” or “associated person of a member” (within the meaning set forth in the FINRA Manual).

8.19
From the time of the initial filing of the Buyer’s first registration statement with the Commission through the date hereof, the Buyer has been and is an “emerging growth company,” as defined in Section 2(a) of the Securities Act.

8.20	The Buyer qualifies as a “foreign private issuer” within the meaning of Rule 405 under the Securities Act.

8.21
The Buyer and the Subsidiaries are in compliance with any and all applicable requirements of the Sarbanes-Oxley Act of 2002, as amended, that are effective as of the date hereof and as of the Closing Date, and any and all applicable rules and regulations promulgated by the Commission thereunder that are effective as of the date hereof and as of the Closing Date.

8.22
No finder, broker, agent, or other intermediary, acting on behalf of Buyer, is entitled to a commission, fee, or other compensation or obligation in connection with the negotiation or consummation of this Agreement or any of the transactions contemplated.

8.23
Without derogating from the representations and warranties in Section 7 above, Buyer is an experienced buyer, and is knowledgeable, sophisticated and experienced in making decisions with respect to purchases of the type contemplated by this Agreement. The Buyer acknowledges that it has sufficient experience and knowledge of the Business in order to evaluate and bear the risks involved in this Agreement.

8.24
For a period of 12 months following the Closing, the Buyer undertakes to continue the development of the Acquired Assets and the Business in accordance with the business plan attached hereto as Schedule 8.6 (the “Business Plan”). The Buyer herein commits to a minimum utilization amount of US$50,000 per month in order to develop the Acquired Assets and the Business, all in accordance with the Business Plan.

9.	. MUTUAL DUE DILIGENCE

9.1
Prior to the Closing Date, the Buyer and its authorized representatives (including its attorneys and accountants), received access to, reviewed and inspected, books and records, contracts, personal files, financial data and other information requested by it in the course of the due diligence process conducted by it, including without limitations, with regard to Seller's respective business, financial condition, assets, liabilities and employees (and employees related matters).

9.2
As of the date of this Agreement, Buyer and its authorized representatives received access to all information requested by it in the course of the due diligence process except in respect to the items listed in Schedule 9.1.

9.3
Each Party has experience in evaluating transactions of this type and in the purchase or, as applicable, sale of assets and assumption of liabilities of the same general nature as the Acquired Assets. Each party acknowledges that it can bear the risks of the transaction contemplated hereunder, taking into account the provisions of this Agreement, and has such knowledge and experience in financial or business matters that it is capable of evaluating the merits and risks of the transactions contemplated under this Agreement.

9.4
Each Party represents that it has received all information it has requested and considered necessary or appropriate for deciding whether to enter into this Agreement and purchase or, as applicable, sell the Acquired Assets and consummate the transaction contemplated hereby.

9.5	Nothing herein shall effect or impair the right of any Party to rely and act upon the representation and warranties of the counter party expressly provided in this Agreement.

10.	TRANSFERRED EMPLOYEES

10.1
Buyer shall notify the Seller of the identity of the Transferred Employees, at least 10 days prior to the Closing Date. Following such notification, Seller shall terminate the employment or consultancy, as applicable, of all Transferred Employees effective as of Closing Date in accordance with the terms of employment of such employees with Seller and to the fullest extent dictated by the applicable law, and shall, immediately after Closing, take such action as is necessary to (i) release of any amounts accumulated with respect to any pension program to which Seller has made contributions or been obligated to make contributions with respect to such employee, (ii) transfer ownership of any Insurance Managers’ (bituach minhalim) or advanced study (keren hishtalmut) policies to such Transferred Employees, (iii) make payments to such Transferred Employees with respect to amounts that may be due to such terminated employees in connection with the Seller's election to redeem the pre- termination notice period under the applicable contract or law, (iv) make payments to such Transferred Employees with respect to amounts that would be due under applicable law or contract with respect to accumulated but unused recuperation days, and vacation or (iv) make any other payments to such Transferred Employees that would be due in connection with their employment with Seller or in connection with such termination of employment or consultancy thereof.

10.2
In connection with the foregoing, Seller shall complete and file any necessary forms (including Form 161) including with respect to deceleration according to law, extension order, contract, agreement, or similar arrangement (gmar heshbon) for all such Transferred Employees. It is hereby acknowledged and agreed that to the extent that any of the amounts accumulated under any of the insurance or other funds to which Seller has previously made contributions with respect to any such Transferred Employee (including any pension fund, Managers’ Insurance, or advanced study fund) are not sufficient at Closing to cover all such amounts to which any Transferred Employee is entitled through the Closing Date under applicable law or contract (the “Seller Existing Funds”), Seller shall, without any consideration or adjustment of the Consideration, make cash payments with respect to any such deficiency so that Seller Existing Funds are sufficient at Closing to cover all such amounts to which any Transferred Employee is entitled through the Closing Date (whether by law or contract). Attached hereto as Schedule 10.2 are the termination of employment agreements executed between Seller and the Transferred Employees.

10.3	Seller shall make best efforts to assist Buyer in the process of hiring all the Transferred Employees.

10.4
In no event will Seller seek to enforce any provision or law that purports to restrict such Transferred Employee from providing services to Buyer on or after the Closing Date, and Seller hereby waives its rights under any such provision or law.

10.5
It is hereby agreed and clarified that Buyer shall employ each Transferred Employee under the terms provided for in the New Employment Agreement entered into with such Transferred Employee and that all obligations and liabilities to Transferred Employees from and after the Closing Date (“Buyer Employee Liabilities”) shall be borne by Buyer only. It being understood, however, that Buyer shall not and shall not be obligated to give any such Transferred Employees credit for their employment with Seller for purposes of vacation programs, sick pay programs and other ordinary course accruals benefit programs, and any claims by any employee (or on their behalf) for claims regarding the period in which such employee(s) worked at the Seller shall be included in the Excluded Liabilities, and shall remain the responsibility and obligation of Seller which is not affected by any provision of this Agreement.

11.	SELLER COVENANTS

In consideration of the Consideration and the consummation of the transactions contemplated hereby:

11.1
Support. Seller will ensure that during the first thirty (30) days following the Closing, Mr. Chagay Climor and [   ] will cooperate, free of charge of any kind, with Buyer to support the Business and its transfer to Buyer, upon Buyer’s reasonable request.

11.2
Non-competition. Seller agrees that it shall not, for a period of three (3) years after the Closing, directly or indirectly, compete, assist in or provide financial resources to any activity which competes with the Business (“Competing Business”), as now carried on, anywhere in the world; provided, that the foregoing shall not prohibit Seller from (i) owning 5% or less of the outstanding equity or debt securities of a publicly traded entity.

11.3
Non-Disclosure. Following the Closing, Seller shall, and shall cause its directors and shareholders to keep confidential and not to disclose or use for its benefit or for the benefit of any other person, any and all trade secrets, or confidential matters concerning the Business or the Acquired Assets, including unpublished financial information, secrets, customer lists and credit records, employee data, sales representatives and their territories, mailing lists, any Intellectual Property and any other research or business information, in each case, concerning the Business, or the Acquired Assets which Seller currently treats as confidential (whether or not a trade secret under applicable law) (the “Business Confidential Information”); provided however that Seller may retain copies of such Business Confidential Information solely for accounting, legal compliance and litigation of claims. If Seller is obligated to disclose any such Business Confidential Information pursuant to applicable law, regulation or legal process, then Seller shall, if lawfully permitted, provide Buyer with prompt written notice before any such disclosure sufficient to enable Buyer either to seek a protective order preventing or prohibiting such disclosure. If Buyer does not obtain such protective order, then Seller will furnish only that portion of such Business Confidential Information that is legally required, and will exercise reasonable efforts to obtain assurance that confidential treatment will be accorded such disclosed information.

11.4
Non-solicitation. Seller agrees that, during a period of three (3) years after the Closing, it shall not (i) directly or indirectly, solicit, encourage to leave employment, or hire any officer or employee of Buyer or any person who at the time of proposed hire by Seller had been an officer or employee of Buyer within the previous 12 months, (ii) induce or attempt to induce, or assist anyone else to induce or attempt to induce, any customer or vendor of the Business to reduce or discontinue its business with Buyer or disclose to anyone else the name and/or requirements of any such customer; or (iii) approach or attempt to approach, or assist anyone else to approach or attempt to approach, any customer of the Business in order to suggest any services competing with the Business

11.5
Enforceability. Seller hereby acknowledges the broad territorial scope of the covenant contained above, but acknowledges and agrees that the restrictions are reasonable and enforceable in view of, among other things, (i) the narrow range of activities prohibited, (ii) the national and international markets in which the Business now, or in the future will, operate and in which the products of the Business are, or will be, sold, (iii) the confidential, proprietary and trade secret information of the Business to which Seller had and/or may have had access, (iv) the fact that a business which competes with the Business could greatly benefit if it were to obtain the confidential information of the Business, (v) the sale and/or transfer of the Acquired IP pursuant to this Agreement, and (vi) the fact that Seller would have an unfair competitive advantage if any it were allowed to engage in the competitive activities prohibited above in light of the confidential, proprietary and trade secret information that Seller had as of the Closing Date. In addition, Seller agrees that in the event of any breach thereof, the harm to Buyer will be irreparable and without adequate remedy at law and therefore that injunctive relief with respect thereto will be appropriate. In the event that a court of competent jurisdiction determines, in an Action brought by or on behalf of Buyer or Seller, that any of the foregoing provisions are unenforceable as stated, the Parties intend that such restrictions be modified to permit the maximum enforceable restriction on Seller’s competition with the Business.

11.6
Use of Business Confidential Information; Prohibition on Insider Trading. Seller hereby acknowledges that Buyer securities are listed for trading on NASDAQ and Buyer hereby acknowledges that Seller securities are listed for trading on TASE. Furthermore, each Party acknowledges that the other Party (i) Business Confidential Information may be considered as “inside information” pursuant to the applicable laws and regulations; and (b) is required to make certain disclosures and publications under applicable laws which may include this Agreement and/or the Parties' discussions, such disclosure not to be deemed a breach of this Agreement. Additionally, reasonable disclosure of the contents and the existence of this Agreement by a Party in connection with a due diligence inquiry and subject to customary confidentiality undertakings shall not be considered to be a breach of this Agreement

12.	OTHER AGREEMENTS OF THE PARTIES

12.1	Removal of Legends.

(a)
The Securities may only be disposed of in compliance with state and federal securities laws. In connection with any transfer of Securities other than pursuant to an effective registration statement or Rule 144, to the Buyer or to an Affiliate of the Seller or in connection with a pledge as contemplated in Section 12.1(b), the Buyer may require the transferor thereof to provide to the Buyer an opinion of counsel selected by the transferor and reasonably acceptable to the Buyer, the form and substance of which opinion shall be reasonably satisfactory to the Buyer, to the effect that such transfer does not require registration of such transferred Securities under the Securities Act.

(b)	The Seller agrees to the imprinting, so long as is required by this Section 4.1, of a legend on any of the Securities in the following form:

[NEITHER] THIS SECURITY [NOR THE SECURITIES INTO WHICH THIS SECURITY IS EXERCISABLE] HAS [NOT] BEEN REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION OR THE SECURITIES COMMISSION OF ANY STATE IN RELIANCE UPON AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND, ACCORDINGLY, MAY NOT BE OFFERED OR SOLD EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS. THIS SECURITY [AND THE SECURITIES ISSUABLE UPON EXERCISE OF THIS SECURITY] MAY BE PLEDGED IN CONNECTION WITH A BONA FIDE MARGIN ACCOUNT WITH A REGISTERED BROKER-DEALER OR OTHER LOAN WITH A FINANCIAL INSTITUTION THAT IS AN “ACCREDITED INVESTOR” AS DEFINED IN RULE 501(a) UNDER THE SECURITIES ACT OR OTHER LOAN SECURED BY SUCH SECURITIES.

(c)
The Buyer acknowledges and agrees that the Seller may from time to time pledge pursuant to a bona fide margin agreement with a registered broker-dealer or grant a security interest in some or all of the Securities to a financial institution that is an “accredited investor” as defined in Rule 501(a) under the Securities Act and, if required under the terms of such arrangement, the Seller may transfer pledged or secured Securities to the pledgees or secured parties. Such a pledge or transfer would not be subject to approval of the Buyer and no legal opinion of legal counsel of the pledgee, secured party or pledgor shall be required in connection therewith. Further, no notice shall be required of such pledge. The Buyer will execute and deliver such reasonable documentation as a pledgee or secured party of Securities may reasonably request in connection with a pledge or transfer of the Securities, including, if the Securities are included for registration in a registration statement, the preparation and filing of any required prospectus supplement under Rule 424(b)(3) under the Securities Act or other applicable provision of the Securities Act to appropriately amend the list of selling shareholders thereunder.

(d)
Certificates evidencing the Underlying Shares shall not contain any legend (“Unlegended Shares”) (including the legend set forth in Section 12.1(b) hereof): (i) while a registration statement covering the resale of such security is effective under the Securities Act, or (ii) following any sale of such Underlying Shares pursuant to Rule 144, or (iii) if such Underlying Shares are eligible for sale under Rule 144 without information requirements, or (iv) if such legend is not required under applicable requirements of the Securities Act (including judicial interpretations and pronouncements issued by the staff of the Commission). The Buyer shall cause its counsel, at the expense of the Buyer, to issue not more than one (1) legal opinion per calendar quarter to the Transfer Agent or the Seller promptly if required by the Transfer Agent to effect the removal of the legend hereunder, or if requested by the Seller, respectively. If all or any portion of the Warrants are exercised at a time when there is an effective registration statement to cover the resale of the Underlying Shares, or if such Underlying Shares may be sold and the Buyer is then in compliance with the current public information required under Rule 144 without the requirement for the Buyer to be in compliance with the current public information required under Rule 144 as to such Underlying Shares and without volume or manner-of-sale restrictions under Rule 144 or if such legend is not otherwise required under applicable requirements of the Securities Act (including judicial interpretations and pronouncements issued by the staff of the Commission) then such Underlying Shares shall be issued free of all legends. The Buyer agrees that following such time as such legend is no longer required under this Section 12.1(d), the Buyer will, no later than the later of (i) one (1) Trading Day and (ii) the number of Trading Days comprising the Standard Settlement Period (as defined below) following the delivery by the Seller to the Buyer or the Transfer Agent of a certificate representing Underlying Shares, as applicable, issued with a restrictive legend (such date, the “Legend Removal Date”), deliver or cause to be delivered to the Seller a certificate representing such shares that is free from all restrictive and other legends. The Buyer may not make any notation on its records or give instructions to the Transfer Agent that enlarge the restrictions on transfer set forth in this Section 12. Certificates for Underlying Shares subject to legend removal hereunder shall be transmitted by the Transfer Agent to the Seller by crediting the account of the Seller’s prime broker with the Depository Trust Company System as directed by the Seller. As used herein, “Standard Settlement Period” means the standard settlement period, expressed in a number of Trading Days, on the Buyer’s primary Trading Market with respect to the Ordinary Shares as in effect on the date of delivery of a certificate representing Underlying Shares, as applicable, issued with a restrictive legend.

12.2	Furnishing of Information.

The Buyer covenants and undertakes that for so long as any Securities are held by the Seller, the Buyer will use its reasonable best efforts to remain a company subject to the reporting requirements of Section 12(b) or Section 12(g) of the Exchange Act, will file all periodic reports with the Commission pursuant to the Exchange Act, and will use its best efforts to maintain the registration of the Ordinary Shares under Section 12(b) or 12(g) of the Exchange Act. The Buyer further covenants and undertakes to use its reasonable best efforts to timely file all reports required to be filed by the Buyer pursuant to the Exchange Act and timely file all reports that would be required to be filed by an issuer subject to Section 12(b) or 12(g) of the Exchange Act even if the Buyer is not then subject to the reporting requirements of the Exchange Act.

12.3
Integration. The Buyer shall not sell, offer for sale or solicit offers to buy or otherwise negotiate in respect of any security (as defined in Section 2 of the Securities Act) that would be integrated with the offer or sale of the Securities in a manner that would require the registration under the Securities Act of the sale of the Securities or that would be integrated with the offer or sale of the Securities for purposes of the rules and regulations of any Trading Market such that it would require shareholder approval prior to the closing of such other transaction or to effectuate such other transaction unless shareholder approval is obtained before the closing of such subsequent transaction or effectuation of such other transaction.

12.4
Securities Laws Disclosure; Publicity. The Buyer shall (a) not later than the Business Day following the Closing Date, issue a press release disclosing the material terms of the transactions contemplated hereby, and (b) file a Report on Form 6-K, including the Transaction Documents as exhibits thereto, with the Commission within the time required by the Exchange Act. From and after the issuance of such press release, the Buyer represents to the Seller that it shall have publicly disclosed all material, non-public information delivered to any of the Seller by the Buyer or any of its Subsidiaries, or any of their respective officers, directors, employees, Affiliates or agents, in connection with the transactions contemplated by the Transaction Documents. In addition, effective upon the issuance of such press release, the Buyer acknowledges and agrees that any and all confidentiality or similar obligations under any agreement, whether written or oral, between the Buyer or any of its Subsidiaries, or any of their respective officers, directors, employees, Affiliates or agents, on the one hand, and the Seller or any of its Affiliates on the other hand, shall terminate and be of no further force or effect. The Buyer understands and confirms that the Seller shall be relying on the foregoing covenant in effecting transactions in securities of the Buyer. The Buyer and Seller shall consult with each other in issuing any other press releases with respect to the transactions contemplated hereby, and neither the Buyer nor the Seller shall issue any such press release nor otherwise make any such public statement without the prior consent of the Buyer, with respect to any press release of the Seller, or without the prior consent of the Seller, with respect to any press release of the Buyer, which consent shall not unreasonably be withheld or delayed, except if such disclosure is required by law, in which case the disclosing party shall promptly provide the other party with prior notice of such public statement or communication. Notwithstanding the foregoing, the Buyer shall not publicly disclose the name of the Seller, or include the name of the Seller in any filing with the Commission or any regulatory agency or Trading Market, without the prior written consent of the Seller, except (a) as required by federal securities law in connection with the filing of final Transaction Documents with the Commission and (b) to the extent such disclosure is required by law or Trading Market regulations, in which case the Buyer shall provide the Seller with prior notice of such disclosure permitted under this clause (b) and reasonably cooperate with the Seller regarding such disclosure.

12.5
Shareholder Rights Plan. No claim will be made or enforced by the Buyer or, with the consent of the Buyer, any other Person, that the Seller is an “Acquiring Person” under any control share acquisition, business combination, poison pill (including any distribution under a rights agreement) or similar anti- takeover plan or arrangement in effect or hereafter adopted by the Buyer, or that the Seller could be deemed to trigger the provisions of any such plan or arrangement, by virtue of receiving Securities under the Transaction Documents or under any other agreement between the Buyer and the Seller.

12.6
Non-Public Information. Except with respect to the material terms and conditions of the transactions contemplated by the Transaction Documents, which shall be disclosed pursuant to Section Error! R eference source not found., the Buyer covenants and agrees that neither it, nor any other Person acting on its behalf will provide the Seller or its agents or counsel with any information that constitutes, or the Buyer reasonably believes constitutes, material non-public information, unless prior thereto the Seller shall have consented in writing to the receipt of such information and agreed in writing with the Buyer to keep such information confidential. The Buyer understands and confirms that the Seller shall be relying on the foregoing covenant in effecting transactions in securities of the Buyer. To the extent that the Buyer or any of its Subsidiaries, or any of their respective officers, directors, agents, employees or Affiliates delivers any material, non-public information to the Seller without the Seller’s consent, the Buyer hereby covenants and agrees that the Seller shall not have any duty of confidentiality to the Buyer or any of its Subsidiaries, or any of their respective officers, directors, employees, Affiliates or agents, including, without limitation, the Placement Agent, or a duty to the Buyer or any of its Subsidiaries, or any of their respective officers, directors, employees, Affiliates or agents, including, without limitation, the Placement Agent, not to trade on the basis of, such material, non-public information, provided that the Seller shall remain subject to applicable law. To the extent that any notice provided pursuant to any Transaction Document constitutes, or contains, material, non-public information regarding the Buyer or any Subsidiary, the Buyer shall simultaneously with the delivery of such notice file such notice with the Commission pursuant to a Report on Form 6-K. The Buyer understands and confirms that the Seller shall be relying on the foregoing covenant in effecting transactions in securities of the Buyer.

12.7
Reservation of Ordinary Shares. As of the date hereof, the Buyer has reserved and the Buyer shall continue to reserve and keep available at all times, free of preemptive rights, a sufficient number of Ordinary Shares for the purpose of enabling the Buyer to deliver Shares at Closing according to this Agreement and any Underlying Shares pursuant to any exercise of Warrants.

12.8
Listing of Ordinary Shares. From the date hereof until two (2) years after the Closing Date, the Buyer hereby agrees to use reasonable best efforts to maintain the listing or quotation of the Ordinary Shares on the Trading Market on which it is currently listed, and within sixty (60) days from the Closing, the Buyer shall apply to list or quote all of the Underlying Shares on such Trading Market (the “Listing of the Underlying Shares”) and shall promptly secure the listing of all of the Underlying Shares on such Trading Market. The Buyer further agrees, if the Buyer applies to have the Ordinary Shares traded on any other Trading Market, it will then include in such application all of the Underlying Shares, and will take such other action as is necessary to cause all of the Underlying Shares to be listed or quoted on such other Trading Market as promptly as possible. Until at least the Listing of the Underlying Shares, the Buyer will take all action reasonably necessary to continue the listing and trading of its Ordinary Shares on a Trading Market and will comply in all material respects with the Buyer’s reporting, filing and other obligations under the bylaws or rules of the Trading Market. The Buyer agrees to maintain the eligibility of the Ordinary Shares for electronic transfer through the Depository Trust Company or another established clearing corporation, including, without limitation, by timely payment of fees to the Depository Trust Company or such other established clearing corporation in connection with such electronic transfer.

12.9	Subsequent Equity Sales.

(a)
From the date hereof until ninety (90) days after the Closing Date, neither the Buyer nor any Subsidiary shall (i) issue, enter into any agreement to issue or announce the issuance or proposed issuance of any Ordinary Shares or Ordinary Share Equivalents or (ii) file a registration statement or any amendment or supplement thereto, other than as contemplated pursuant to this Agreement.

(b)
Notwithstanding the foregoing, Section 12.9(a) shall not apply in respect of any Exempt Issuance or any at-the-market offering of the Buyer (an “ATM”); provided however, that in the event of an ATM, the price under which such shares are being sold on the ATM is more than US$***.

12.10
Certain Transactions and Confidentiality. Other than consummating the transactions contemplated hereunder, the Seller has not, nor has any Person acting on behalf of or pursuant to any understanding with the Seller, directly or indirectly executed any purchases or sales, including Short Sales, of the securities of the Buyer during the period commencing as of the time that the Seller first received a term sheet (written or oral) from the Buyer or any other Person representing the Buyer setting forth the material terms or pricing terms of the transactions contemplated hereunder and ending immediately prior to the execution hereof. Other than to other Persons party to this Agreement or to Seller’s representatives, including, without limitation, its officers, directors, employees, Affiliates or agents, the Seller has maintained the confidentiality of all disclosures made to it in connection with this transaction (including the existence and terms of this transaction). Notwithstanding the foregoing, for the avoidance of doubt, nothing contained herein shall constitute a representation or warranty, or preclude any actions, with respect to locating or borrowing shares in order to effect Short Sales or similar transactions in the future.

12.11
Exercise Procedures. The form of Notice of Exercise included in the Warrants set forth the totality of the procedures required of the Seller in order to exercise the Warrants. No additional legal opinion, other information or instructions shall be required of the Seller to exercise their Warrants. Without limiting the preceding sentences, no ink-original Notice of Exercise shall be required, nor shall any medallion guarantee (or other type of guarantee or notarization) of any Notice of Exercise form be required in order to exercise the Warrants. The Buyer shall honor exercises of the Warrants and shall deliver the Underlying Shares in accordance with the terms, conditions and time periods set forth in the Transaction Documents. Notwithstanding anything contained in this Agreement to the contrary, in no event shall the exercise price of any Warrant be adjusted below the par value of the Ordinary Shares.

12.12
Form D; Blue Sky Filings. To the extent required, the Buyer agrees to timely file a Form D with respect to the Securities as required under Regulation D and to provide a copy thereof, promptly upon request of the Seller. The Buyer shall take such action as the Buyer shall reasonably determine is necessary in order to obtain an exemption for, or to qualify the Securities for, sale to the Seller at the Closing under applicable securities or “Blue Sky” laws of the states of the United States and shall provide evidence of such actions promptly upon request of the Seller.

12.13
Registration Statement. As soon as practicable (and in any event within 60 calendar days of this Agreement), the Buyer shall file a registration statement on Form F-1 or Form F-3 providing for the resale by the Seller of the Underlying Shares. The Buyer shall use commercially reasonable efforts to cause such registration statement to become effective (a) within three Trading Days after the Buyer or its counsel has been advised that the staff of the Commission has “no review” or no further comments or (b) within 90 calendar days following the Closing Date, and to keep such registration statement effective at all times until the Seller no longer owns any Securities.

13.	INDEMNITY, LIMITATION OF LIABILITY

13.1
Survival of Representations and Warranties and Covenants. The representations and warranties and covenants of the Parties made herein shall survive the Closing and continue in effect for a period of eighteen (18) months following Closing Date, except that representations and warranties in Sections 7.1a, 7.2a, 7.15 and 7.16 (“Seller Fundamental Reps”) shall survive the Closing until the expiration of all applicable statutes of limitations with respect to the matters addressed therein (including any extensions or tolling thereof). Any indemnity claims under this Agreement must be asserted by written notice within the applicable survival period contemplated by this Section, and if such a notice is duly and in good faith given, the survival period for such matter shall continue until the claim is fully resolved.

13.2
Indemnification by Seller. Seller shall hold Buyer and its shareholders, directors, officers, partners, employees, successors, assigns, representatives and agents of each of them in their capacities as such (the “Buyer Indemnified Persons”), harmless and indemnify each of them from and against, and Seller waives any claim for contribution or indemnity from any of the Buyer Indemnified Persons with respect to, any and all claims, losses, damages, liabilities, expenses or costs (“Losses”), plus reasonable attorneys’ fees, and expenses incurred in connection with Losses and/or enforcement of this Agreement and interest on the amount of such Losses at the prime rate, as it appears in Buyer's bank, from the date that such Losses were incurred until the date of payment to the Indemnified Party (as defined below), determined based upon a 365-day year (in all, “Indemnified Losses”) incurred by any of them resulting from or arising out of:

(a)	Any breach of, or inaccuracy in, any representation or warranty made by Seller in this Agreement;

(b)	Any nonfulfillment, non-performance, no observance or other breach or violation, or default in performance by Seller of, any covenant contained in this Agreement;

(c)	The Excluded Liabilities or the failure at any time of Seller to pay or discharge or to have paid or discharged the same in full; and

(d)	Any breach of the restricted obligations contained in Section 12 above.

13.4
Indemnification by Buyer. Buyer shall hold Seller and Seller's shareholders, directors, officers, partners, employees, successors, assigns, representatives and agents in their capacities as such (the “Seller Indemnified Persons”) harmless and indemnify each of them from and against any and all Indemnified Losses incurred by any of them, resulting from or arising out of:

(a)	Any breach of, or inaccuracy in, any representation or warranty made by Buyer in this Agreement;

(b)
Any nonfulfillment, non-performance, no observance or other breach or violation, or default in performance, by Buyer of any covenant or agreement of Buyer contained in this Agreement (together, the “Buyer Liabilities”).

13.5
Notice of Claim. In the event that Buyer seeks indemnification on behalf of a Buyer Indemnified Person in accordance with this Agreement, or Seller seeks indemnification on behalf of a Seller Indemnified Person in accordance with this Agreement, such Party seeking indemnification (the “Indemnified Party”) shall give reasonably prompt written notice to the indemnifying Party (the “Indemnifying Party”) specifying the facts constituting the basis for such claim, the provisions in this Agreement that are alleged to invoke such indemnity claim, and the amount, to the extent known, of the claim asserted; provided, however, that the right of a Person to be indemnified hereunder shall not be adversely affected by a failure to give such notice unless, and then only to the extent that, an Indemnifying Party is actually and materially damaged thereby. Subject to the terms hereof, the Indemnifying Party shall pay (by wire transfer of immediately available funds) the amount of any valid indemnity claim not more than 30 days after the Indemnified Party provides notice to the Indemnifying Party of such amount.

13.6	Right to Contest Claims of Third Persons

(a)
If an Indemnified Party is entitled to indemnification hereunder because of a claim asserted by any claimant other than an Indemnified Person hereunder (a “Third Person”), the Indemnified Party shall give the Indemnifying Party reasonably prompt notice thereof after such assertion is actually known to the Indemnified Party (together with all information provided by the Third Person as part of such claim); provided, however, that the right of a Person to be indemnified hereunder in respect of claims made by a Third Person shall not be adversely affected by a failure to give such notice unless, and then only to the extent that, an Indemnifying Party is actually and materially prejudiced thereby. Except as otherwise provided in this Section, the Indemnifying Party shall have the right, upon written notice to the Indemnified Party (a “Defense Notice”) within thirty (30) days after receipt from the Indemnified Party of notice of such claim, and using counsel reasonably satisfactory to the Indemnified Party, to investigate, contest, or settle the claim alleged by such Third Person (a “Third Person Claim”), provided that the Indemnifying Party has unconditionally acknowledged to the Indemnified Party in writing its obligation to indemnify the Persons to be indemnified hereunder with respect to such Third Person Claim and to discharge any cost or expense arising out of such investigation, contest or settlement. The Indemnified Party may thereafter participate in (but not control) the defense of any such Third Person Claim with its own counsel at its own expense, unless separate representation is necessary to avoid a conflict of interest (it being understood that the mere fact of the indemnification hereunder shall not be deemed as a conflict), in which case such representation shall be at the expense (to the extent reasonable) of the Indemnifying Party. Unless and until the Indemnifying Party so acknowledges its obligation to indemnify, the Indemnified Party shall have the right, at its option, to assume and control defense of the matter and to look to the Indemnifying Party for the full amount of the reasonable costs of defense. In the event that the Indemnifying Party shall fail to give the Defense Notice within said thirty (30) day period, (i) the Indemnified Party shall be entitled to have the control over said defense and settlement of the subject claim, (ii) the Indemnifying Party will cooperate with and make available to the Indemnified Party such assistance and materials as it may reasonably request, and (iii) the Indemnifying Party shall have the right at its expense to participate in the defense assisted by counsel of its own choosing, and the Indemnifying Party, if it is required to provide indemnification under this Agreement, will be liable for all costs and settlement amounts paid or incurred in connection therewith.

(b)
In the event that the Indemnifying Party delivers a Defense Notice with respect to such Third Party Claim within thirty (30) days after receipt thereof and thereby elects to conduct the defense of the subject claim, (i) the Indemnifying Party shall be entitled to have control over said defense and, subject to the provisions set forth below, settlement of the subject claim, (ii) the Indemnified Party will cooperate with and make available to the Indemnifying Party such assistance and materials as it may reasonably request, and (iii) the Indemnified Party shall have the rights at its expense to participate in the defense assisted by counsel of its own choosing. In such an event, the Indemnifying Party will not settle the subject claim without the prior written consent of the Indemnified Party, which consent will not be unreasonably withheld, conditioned or delayed unless (i) there is no finding or admission of any violation of Law or any violation of the rights of any Indemnified Party; (ii) the sole relief provided is monetary damages that are paid in full by the Indemnifying Party; and (iii) the Indemnified Party shall have no liability with respect to any compromise or settlement of such Third Person Claims effected without its consent, in which cases the consent of the Indemnified Party shall not be required.

(c)
Notwithstanding anything to the contrary contained in this Section, the Indemnifying Party shall not be entitled to control, but may participate in, and the Indemnified Party shall be entitled to have sole control, including the right to select defense counsel, over the defense or settlement of any claim (i) that seeks a temporary restraining order, a preliminary or permanent injunction or specific performance against the Indemnified Party or that seeks a remedy, action or consequence other than monetary damages, (ii) that involves criminal allegations against the Indemnified Party, (iii) that, if successful, would set a precedent that would materially interfere with, or have a material adverse effect on, the business or financial condition of the Indemnified Party or (iv) that imposes liability on the part of the Indemnified Party for which the Indemnified Party is not entitled to indemnification hereunder. In such event, the Indemnifying Party will still be subject to its obligations hereunder but the Indemnified Party will not settle the subject claim without the prior written consent of the Indemnifying Party, which consent will not be unreasonably withheld, conditioned or delayed.

(d)
Except as set forth in the Disclosure Schedule, no information or knowledge acquired (or capable of being acquired), or investigations conducted, by any Party or its representatives, of the other Party (and with respect to Buyer, also the Business, the Purchased Assets or the Buyer Liabilities or otherwise), shall in any way limit, or constitute a waiver of, or a defense to, any claim for indemnification under this Agreement.

13.7	Indemnity Caps.

(a)
Except with respect to indemnity claims (i) based on fraud or willful and intentional misrepresentation or willful misconduct, or (ii) for any Excluded Liability, the maximum amount payable by Seller with respect to the indemnity claims set forth in this Section 13, shall be limited to an amount of US$ 2 million, to be payable solely in the form of cancellation of the applicable portion of Warrant-A and Warrant-B, the value of which shall be equal to the amount to be paid as indemnification.

(b)
Except with respect to indemnity claims (i) based on fraud or willful and intentional misrepresentation or willful misconduct, or (ii) for any Buyer Liability, the maximum amount payable by Buyer with respect to the indemnity claims set forth in this Section 13, shall be limited to an amount of US$ 2 million, to be payable solely in the form of the issuance of additional Pre- paid warrants of the Company.

13.8
Indemnity Basket. Except with respect to indemnity claims (i) based on fraud or willful and intentional misrepresentation or willful misconduct, or (ii) for any Excluded Liability (in the case of indemnity claims by Buyer Indemnified Persons) or for any Buyer Liabilities (in the case of indemnity claims by Seller Indemnified Persons), no indemnity claim under Section 13 shall be brought against the Indemnifying Party until the aggregate of all Losses equals US$ 100,000, in which case claims may be brought for the full amount of such Losses.

14.	FURTHER ASSURANCE

The Parties will execute all further documents as may be necessary or desirable to give full effect to the terms of this Agreement and to protect the rights of the Parties under it.

15.	NO PARTNERSHIP OR AGENCY

Nothing in this Agreement is intended to, or will be deemed to, constitute a partnership or joint venture of any kind between any of the Parties, not constitute any Party the agent of another Party for any purpose, nor constitute an employer- employee relationship between the Parties or between a Party and the employees of the other Party.

16.	SEVERABILITY

In the event that any clause or any part of any clause in this Agreement is declared invalid or unenforceable, by the judgment or decree by consent or otherwise of a court of competent jurisdiction from whose decision no appeal is or can be taken, all other provisions contained in this Agreement will remain in full force and effect and will not be affected by such finding for the term of this Agreement.

17.	NO WAIVER

No relaxation, forbearance, delay or indulgence by either Party in enforcing any term or condition of this Agreement, or the granting of time by either Party to the other, will prejudice, affect or restrict the rights and powers of that Party, nor will any waiver by either Party of any breach of this Agreement operate as a waiver of, or in relation to, any subsequent or continuing breach of it.

18.	NOTICE

Any notice to be given under this Agreement will be given by sending the same in a pre-paid first-class letter or by fax or email to the address of the relevant Party set out below, or to such other address as such Party may have notified to the other for such purposes. Any notice sent by post will be deemed (in the absence of evidence of earlier receipt) to have been delivered 5 days after dispatch and, in proving the fact of dispatch, it will be sufficient to show that the envelope containing such notice was properly addressed, stamped and posted. Any notice sent by fax or email will be deemed to have been delivered on the day following its dispatch.

If to Buyer:

Attention: Email:
With a required copy to (which shall not constitute notice):	DTKGG Law Offices B.S.R. 4 Tower, 33 Floor, 7 Metsada Street, Bnei Brak 5126112, Israel Attention: rkantor@dtkgg.com Email: Ronen Kantor, Adv.

If to Seller :	1 Hayasmin St, Ramat Efal, Israel
Attention: Ronen Tsioni. CEO Email: ronen.tsioni@bladeranger.com
With a required copy to (which shall not constitute notice):	Victor Tshuva & Co., Law Offices 40 Tuval Street, Ramat Gan, Israel Attention: Victor Tshuva, Adv./Asaf Peled, Adv. Email: victor@vtlaw.com; asaf@vtlaw.com

19.	EXPENSES

Each party shall bear its own expenses under this Agreement.

20.	GOVERNING LAW AND JURISDICTION

This Agreement and any disputes or claims arising out of or in connection with it or its subject matter or formation (including non-contractual disputes or claims) are governed by and construed in accordance with the law of Israel. The Parties irrevocably agree that the courts of Tel Aviv have exclusive jurisdiction to settle any dispute or claim that arises out of or in connection with this agreement or its subject matter or formation (including non-contractual disputes or claims).

21.	ASSIGNMENT

Except as otherwise expressly limited herein, the provisions hereof shall inure to the benefit of, and be binding upon, the successors, assigns, heirs, executors, and administrators of the parties hereto. None of the rights, privileges, or obligations set forth in, arising under, or created by this Agreement may be assigned or transferred without the prior consent in writing of the Parties, with the exception of the rights of the each Party may be assigned to its shareholders or to a liquidator or trustee appointment as part of a liquidation or dissolution procedures, with a seven (7) days prior written notice to Buyer.

22.	ENTIRE AGREEMENT; AMENDMENT

This Agreement constitutes the entire agreement and understanding between the Parties and supersedes all other agreements both oral and in writing between them in respect to its subject matter. An amendment or a variation of this Agreement will be valid only if it is made in writing and signed by Buyer and Seller.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Asset Purchase Agreement to be executed as an agreement under seal as of the date first above written.

Buyer By: Name & Title:	Seller By: Name & Title: